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                                                                      Exhibit 99


         APPLIED INDUSTRIAL TECHNOLOGIES RAISES SALES, EARNINGS GUIDANCE
                       FOR FOURTH QUARTER AND FISCAL 2004

CLEVELAND, OHIO, July 19, 2004 - Applied Industrial Technologies (NYSE: AIT) today raised sales and earnings guidance for its fiscal 2004 fourth quarter and full-year, ended June 30.

Earnings for the company's fourth quarter are expected to be $0.52 to $0.62 per share on sales of $404 million to $406 million. Previous guidance, announced on April 15, projected earnings of $0.45 to $0.50 per share on sales of $385 million to $400 million.

Thus, fiscal 2004 earnings of between $1.57 and $1.67 per share are expected on revenues of between $1.516 billion and $1.518 billion. Previous guidance projected earnings of $1.50 to $1.55 per share on sales of $1.497 billion to $1.512 billion.

Actual fourth quarter and fiscal 2004 results are subject to completion of year-end closing procedures and adjustments.

Further discussion on fiscal 2004 results and initial guidance for fiscal 2005 will be provided when Applied reports year-end earnings on August 6.

The company will hold its Annual Meeting of Shareholders at 10 a.m. on Tuesday, October 19, 2004 at its Corporate Headquarters, 3301 Euclid Avenue, Cleveland, Ohio. August 24, 2004 is the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting.

With more than 430 facilities and 4,300 employee associates across North America, Applied Industrial Technologies offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2003, the Company posted sales of $1.46 billion. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as "expect," "should," "see" and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company


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or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, otherwise.

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For financial information, contact Mark O. Eisele, Vice President - Chief
Financial Officer at 216-426-4417. For Corporate information, contact Richard C. Shaw, Vice President - Communications, at 216-426-4343.